EXECUTION VERSION

CONVERTIBLE BRIDGE LOAN AGREEMENT

DATED APRIL 22, 2016

Between

PENINSULA ENERGY LIMITED
as Borrower

EACH PERSON DESCRIBED IN SCHEDULE 1
As Guarantors

PALA INVESTMENTS LIMITED
as Lender

THIS AGREEMENT is dated April 22, 2016 and is made

BETWEEN:

(1)	PENINSULA ENERGY LIMITED (ABN 67 062 409 303) of Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008 (the Borrower);

(2)	EACH PARTY NAMED IN SCHEDULE 1 (the Guarantors); and

(3)	PALA INVESTMENTS LIMITED of 12 Castle Street, St Helier, Jersey JE2 3RT (the Lender).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

The meanings of the terms used in this agreement are set out below.

1.1	Definitions

In this agreement;

Accounting Standards means generally accepted accounting principles in Australia.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, and includes (for the purposes of the Lender only) any partnership, limited partnership, entity or trust that is managed by the Lender.

Annual Budget means the consolidated annual budget for the Group, broken down on a monthly basis, in reasonable detail for such financial year as customarily prepared by management of the Borrower for its internal use, setting out the principal assumptions upon which that budget is based, prepared by the Borrower and provided to the Lender, in a form reasonably acceptable to the Lender.

Arrangement Fee Shares has the meaning given to it in clause 2.4.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited or the Australian Securities Exchange, as the context requires.

Australian Dollars or AU$ means the lawful currency of Australia.

Authorisation means:

(a)	any consent, registration, filing, agreement, notice of non objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Regulatory Authority; or

(b)	in relation to anything which a Regulatory Authority may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

BCFM has the meaning given in the Senior Facility Agreement.

Beneficiary has the meaning given to that term in the Security Trust Deed.

Bill means a bill of exchange as defined in the Bills of Exchange Act 1909 (Cth).

Business Day means a day (not being a Saturday, Sunday or public holiday in that place) on which banks are open for general banking business in each of Perth and Sydney, Australia, New York, United States of America, and London, United Kingdom, excluding a Saturday, Sunday or public holiday.

Certificate means a Certificate for a Convertible Note, substantially in the form of Schedule 6.

Change of Control of the Borrower means where a person who at the date of this agreement has Control of the Borrower ceases to have Control of the Borrower or one or more persons acquires Control of the Borrower after the date of this agreement, other than any change in the percentage of Shares held by either the Lender or RCF.

Condition Subsequent means the conditions set out in clause 3.3(a) .

Control of a corporation includes the direct or indirect power to directly or indirectly:

(a)	direct the management or policies of the corporation;

(b)	appoint or remove more than one half of the directors of the corporation;

(c)	cast or control the casting of a majority of the votes which may be cast at a meeting of directors of the corporation; or

(d)	cast or control the casting of 20% or more of the maximum number of votes which may be cast at a general meeting of members of the corporation.

Conversion means the conversion of the Lender’s participation in any principal amount outstanding under the Loan and/or any interest accrued but unpaid thereon into Shares in accordance with clause 6.

Conversion Date means the Business Day on which a Conversion is to occur, which shall be a Trading Day not less than 5 Business Days after the date on which a Conversion Notice is given by the Lender.

Conversion Notice means notice of a required Conversion, substantially in the form of Schedule 7.

Conversion Notice Date means the date on which a Conversion Notice is given by the Lender.

Convertible Note means a convertible note issued by the Borrower on, and subject to, the terms set out in clause 6, as evidenced by a Certificate.

Corporations Act means the Corporations Act 2001 (Cth).

CS Transaction Documents means:

(a)	the Intercreditor Agreement – Investec;

(b)	the Convertible Note; and

(c)	each Security Document other than the Security Trust Deed.

Distributions means any dividend, distribution or other amount declared or paid by any Obligor on any Marketable Securities issued by it.

Encumbrances means an interest or power:

(a)	reserved in or over an interest in any asset including, but not limited to, any retention of title; or

(b)	created or otherwise arising in or over any interest in any asset under a security agreement, bill of sale, mortgage, charge, lien, pledge, trust or power or any other agreement having similar effect, by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above and includes a security interest within the meaning of section 12(1) of the PPSA.

Event of Default means any event specified in clause 9.2.

Exchange Rate means the spot rate of exchange denominated in US Dollars per Australian Dollar (AU$/US$), taken from the Reserve Bank of Australia’s website.

Excluded Tax means any Tax imposed by any jurisdiction on the net income of the Lender but not a Tax:

(a)	calculated on or by reference to the gross amount of any payment (without allowance for any deduction) derived by the Lender under any Transaction Document or any other document referred to in a Transaction Document; or

(b)	imposed as a result of the Lender being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to any Transaction Document or any transaction contemplated by any Transaction Document.

Face Value means the principal amount outstanding under the Loan.

Financial Indebtedness means any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

(a)	Bill, bond, debenture, note or similar instrument;

(b)	acceptance, endorsement or discounting arrangement;

(c)	Guarantee in respect of any moneys borrowed or raised or any financial accommodation;

(d)	finance or capital lease;

(e)	agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service for more than 90 days;

(f)	obligation to deliver goods or provide services paid for in advance by any financier;

(g)	agreement for the payment of capital or premium on the redemption of any preference shares;

(h)	interest or currency swap or hedge arrangement, financial option, futures contract or analogous transaction (the amount of such Financial Indebtedness being the marked to market value of the relevant transaction); or

(i)	counter indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution,

and irrespective of whether the debt or liability:

(j)	is present or future;

(k)	is actual, prospective, contingent or otherwise;

(l)	is at any time ascertained or unascertained;

(m)	is owed or incurred alone or severally or jointly or both with any other person; or

(n)	comprises any combination of the above.

Financial Reports means in relation to an entity, the following financial statements and information in relation to the entity, prepared for its financial half year or financial year:

(a)	a statement of financial performance;

(b)	a statement of financial position; and

(c)	a statement of cashflows,

together with any notes to those documents and any accompanying reports, statements, declarations and other documents or information.

Funding Notice means a notice given under clause 2.2(b) .

Government Agency any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

Group means the Borrower and its Subsidiaries.

GST means the goods and services tax levied under the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantee means any guarantee, suretyship, letter of credit, letter of comfort or any other obligation (whatever called and of whatever nature):

(a)	to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)	to indemnify any person against the consequences of default in the payment of; or

(c)	to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Insolvent means, in relation to an Obligor, unable to pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act or is presumed to be insolvent under the Corporations Act.

Intercreditor Agreement – Investec means an intercreditor agreement to be entered into between, amongst others, the Lender, RCF, the Senior Lender and the Security Trustee in relation to the Loan, the RCF Loan, the Senior Facility and the Security, which will be consistent with the Intercreditor Principles.

Intercreditor Agreement – RCF/Pala means an intercreditor agreement to be entered into between, amongst others, the Lender and RCF in relation to the Loan, the RCF Loan and the Security.

Intercreditor Principles means the principles set out in Schedule 4.

Interest Conversion Amount means the amount of any interest accrued but unpaid on the principal amount outstanding under the Loan to be converted into Shares in accordance with clause 6, as specified by the Lender in a Conversion Notice.

Interest Payment Date has the meaning given in clause 4.1(a) .

Interest Conversion Price has the meaning given to it in clause 6.4(b) .

Interest Conversion Shares means the Shares to which the Lender is entitled on conversion of the Interest Conversion Amount as calculated pursuant to clause 6.3.

Life of Mine Plan has the meaning given in the Senior Facility Agreement.

Listing Rules means the listing rules of the ASX.

Loan means the aggregate amount of US$5,370,000 to be made available by the Lender to the Borrower in accordance with this agreement or the principal amount outstanding for the time being of that loan (as the context requires).

Loan Conversion Amount means the principal amount outstanding under the Loan to be converted into Shares in accordance with clause 6, as specified by the Lender in a Conversion Notice.

Loan Conversion Price means the price determined in accordance with clause 6.4.

Loan Conversion Shares means the Shares to which the Lender is entitled on conversion of the Loan Conversion Amount, as calculated pursuant to clause 6.3.

Marketable Securities means marketable securities as defined in section 9 of the Corporations Act.

Market Share Price means, in respect of a Share, the volume weighted average market price quoted in AU$ on the ASX for the 5 Trading Days immediately prior to:

(a)	in respect of Clause 4.5, the relevant Interest Payment Date; or

(b)	in respect of Clause 2.4(b), the date of the drawing of the Loan.

Maturity Date means 12 months from the date of advance of the Loan to the Borrower. Material Adverse Effect means a material adverse effect upon: (a) an Obligor's ability to perform any of its obligations under any Transaction Document;

(a)	an Obligor's ability to perform any of its obligations under any Transaction Document;

(b)	the enforceability or priority of a Transaction Document or any Encumbrance provided for by a Transaction Document;

(c)	the assets, prospects, business, condition (financial or otherwise) or operations of any Obligor; or

(d)	the value of the Secured Property.

Meeting Materials means all materials to be provided to Shareholders for the purposes of passing the Shareholder Resolutions, including the independent expert's report and the notice of meeting.

Obligor means the Borrower or a Guarantor.

Officer means:

(a)	in relation to any member of the Group, a director or secretary, or a person notified to be an authorised officer, of such entity; and

(b)	in relation to the Lender, any officer or authorised person of the Lender.

Outstanding Money means all debts and monetary liabilities of any Obligor to the Lender under or in relation to any Transaction Document and in any capacity, irrespective of whether the debts or liabilities:

(a)	are present or future;

(b)	are actual, prospective, contingent or otherwise;

(c)	are at any time ascertained or unascertained;

(d)	are owed or incurred by or on account of any Obligor alone, or severally or jointly with any other person;

(e)	are owed to or incurred for the account of the Lender alone, or severally or jointly with any other person;

(f)	are owed to any other person as agent (whether disclosed or not) for or on behalf of the Lender;

(g)	are owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or

(h)	comprise any combination of the above.

Pala Information means information regarding the Lender provided by the Lender to the Borrower in writing for inclusion in the Meeting Materials.

Permitted Disposal has the meaning given to that term in the Senior Facility Agreement.

Permitted Encumbrances means:

(a)	the Security (as defined in the RCF Loan Agreement);

(b)	Encumbrances in existence and disclosed to (and accepted by) the Lender in writing prior to the date of this agreement to secure Financial Indebtedness; and

(c)	Encumbrances coming within the definition of Permitted Encumbrance in the Senior Facility Agreement.

Permitted Financial Accommodation has the meaning given to that term in the Senior Facility Agreement.

Permitted Financial Indebtedness means:

(a)	the Outstanding Moneys (as defined in the RCF Loan Agreement); and

(b)	Financial Indebtedness coming within the definition of Permitted Finance Debt in the Senior Facility Agreement.

Potential Event of Default means any event or circumstance which, with the giving of notice, lapse of time, satisfaction of a condition or a determination (or any combination of these), would be an Event of Default.

Power means any right, power, authority, discretion or remedy conferred on the Lender by any Transaction Document or any applicable law.

PPSA means the Personal Property Securities Act 2009 (Cth).

Project Document has the meaning given to that term in the Senior Finance Documents.

Proportionate Share means in relation to:

(a)	RCF, at the time of advance of the Loan 64.2% and, thereafter at any time, the proportion that the RCF Loan outstanding at that time bears to the total of the RCF Loan outstanding and the Loan outstanding at that time; and

(b)	the Lender, at the time of advance of the Loan 35.8% and, thereafter at any time, the proportion that the Loan outstanding at that time bears to the total of the Loan and the RCF Loan outstanding at that time.

Quarter means a period of 3 calendar months ending on 31 March, 30 June, 30 September and 31 December in each year.

Related Body Corporate has the same meaning that it has in the Corporations Act but on the basis that Subsidiary has the meaning given in this agreement and that body corporate includes any partnership, limited partnership, entity and trust.

RCF means Resource Capital Fund VI L.P. of 1400 Sixteenth Street, Suite 200, Denver, Colorado 80202, USA.

RCF Loan means the ‘Loan’ as defined in the RCF Loan Agreement.

RCF Loan Agreement means the loan agreement dated on or about the date of this agreement between the Obligors and RCF.

RCF Transaction Documents means the Transaction Documents as defined in the RCF Loan Agreement.

Regulatory Authority includes ASX and any Government Agency.

Security means each Security Document as defined in the Senior Facility Agreement, each for the purposes of securing the Outstanding Moneys and any other obligation of any Obligor under the Transaction Documents.

Security Documents means each Security, the Security Trust Accession Deed, the Security Trust Amendment Deed and the Security Trust Deed.

Secured Property means the property subject to the Security.

Security Trust Accession Deed means an accession deed to be entered into between the Obligors, the Senior Lender, the Security Trustee, RCF and the Lender by which RCF and the Lender are joined as Beneficiaries to the Security Trust Deed.

Security Trust Amendment Deed means a deed to be entered into between the Senior Lender, the Security Trustee, the Obligors, the Lender and RCF by which the terms of the Security Trust Deed are amended as necessary to reflect the Intercreditor Principles and the joining of the Lender and RCF as Beneficiaries to the Security Trust Deed.

Security Trust Deed means the security trust deed dated 11 December 2015 between the Obligors, the Senior Lender, Investec Australia Limited and Investec Bank Plc as Original Hedge Counterparties and the Security Trustee.

Security Trustee means the security trustee from time to time pursuant to the Security Trust Deed, which as at the date of this document is Investec Australia Limited (ACN 140 381 184).

Senior Facility means the facilities made available under the Senior Facility Agreement.

Senior Facility Agreement means the facility agreement dated 11 December 2015 between the Obligors, the Senior Lender and the Security Trustee, in the form it was in as at the date of this agreement as amended with the approval of the Lender from time to time.

Senior Finance Documents means each Finance Document as defined in the Senior Facility Agreement.

Senior Lender means Investec Bank Plc.

Shareholder Meeting means a meeting of Shareholders convened by the Borrower to consider the Shareholder Resolutions.

Shareholder Resolutions means ordinary resolutions of the Shareholders for the purposes of:

(a)	section 611, item 7 of the Corporations Act approving the maximum voting power pursuant to the issue of Arrangement Fee Shares, Interest Conversion Shares and Loan Conversion Shares, to the Lender and any nominee of the Lender;

(b)	ASX Listing Rule 10.11 approving the issue of Arrangement Fee Shares and the Convertible Note, if ASX exercises its discretion pursuant to ASX Listing Rule 10.11.2:

(c)	ASX Listing Rule 10.1 approving the grant of the Security in accordance with the Transaction Documents in favour of the Lender; and

(d)	any other Authorisation considered necessary by the Lender for the implementation of the transactions contemplated under the Transaction Documents.

Shareholders means the shareholders of the Borrower.

Shares means ordinary shares in the issued share capital of the Borrower.

Subsidiary has the meaning given in the Corporations Act, but also includes in relation to an entity, partnership, limited partnership or trust:

(a)	an entity, partnership, limited partnership or trust that is controlled (within the meaning of the Corporations Act) by the first mentioned entity;

(b)	a trust, where the trust would have been a Subsidiary of the first mentioned entity if the unit or other beneficial interest of the trust was a share; and

(c)	a corporation or a trust that would have been a Subsidiary of a trust if that trust were a corporation.

Tax means:

(a)	any tax, including the GST, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or

(b)	any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above.

Title Documents means any original, duplicate or counterpart certificate or document of title including any real property certificate of title, a certificate of units in a unit trust, share certificate or certificate evidencing an Investment Instrument or Negotiable Instrument.

Total Convertible Amount means the amount equal to the principal amount outstanding under the Loan plus accrued and unpaid interest payments (calculated in accordance with clause 4).

Trading Day means a day on which the ASX is open for business.

Transaction Documents means:

(a)	this agreement;

(b)	the Convertible Note;

(c)	the Intercreditor Agreement – RCF/Pala;

(d)	the Intercreditor Agreement – Investec;

(e)	each Security Document;

(f)	any other document that the Borrower and the Lender agree in writing is a Transaction Document; and

(g)	any document or agreement entered into or given under any of the above.

US Dollars or US$ means the lawful currency of the United States of America.

1.2	Interpretation

In this agreement, headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context otherwise requires:

(a)	words indicating the singular include the plural and vice versa;

(b)	words indicating a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)	a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to, this agreement and a reference to this agreement includes any attachment, exhibit and schedule;

(g)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(h)	a reference to a party to any document includes that party’s successors and permitted assigns;

(i)	no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(j)	a covenant or agreement on the part of two or more persons binds them jointly and severally; and

(k)	a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

1.4	Agreement components

This agreement includes any schedule.

1.5	Security Trust Deed, Intercreditor Agreement and Intercreditor Principles

This agreement is to be read in conjunction with the Intercreditor Principles and following the Lender becoming a party to the Security Trust Deed or the Intercreditor Agreement - Investec, each of those documents. Where there is any inconsistency between this agreement and the Intercreditor Principles, the Intercreditor Principles shall take precedence to the extent of the inconsistency and, following the Lender becoming a party to the Security Trust Deed or the Intercreditor Agreement – Investec, where there is any inconsistency between this agreement and either of those documents, the Security Trust Deed or Intercreditor Agreement-Investec, as appropriate, shall take precedence to the extent of the inconsistency.

1.6	PPSA incorporated definitions

The following words and phrases defined in the PPSA have the same meaning in this agreement:

(a)	Chattel Paper;

(b)	Investment Instrument; and

(c)	Negotiable Instrument.

2.	LOAN

2.1	Amount

The Lender agrees to provide the Loan to the Borrower on the terms and conditions contained in this agreement.

2.2	Drawing

(a)	The Lender is only required to provide the Loan as a single drawing of no less than US$5,370,000.

(b)	If the Borrower wants to draw the Loan the Borrower must provide a Funding Notice in the form set out in Schedule 3 at least 3 Business Days before the nominated funding date.

(c)	If the Borrower provides a Funding Notice requesting the drawing of the Loan, the Borrower must also provide a Funding Notice (as defined in the RCF Loan Agreement) requesting the drawing of the RCF Loan.

2.3	Purpose

The Borrower must apply the Loan together with the proceeds of any RCF Loan only for the following purposes up to the following limits:

(a)	for advancing by way of loan up to US$5,500,000 to Strata Energy Inc to be used by Strata Energy Inc for working capital expenditure;

(b)	by applying up to US$2,000,000 towards working capital expenditure of the Borrower;

(c)	by applying up to US$1,500,000 towards project development costs on the Karoo Project; and

(d)	by applying up to US$6,000,000 towards project development costs on the Lance Project,

which must be applied in a manner approved by the Lender, until the Condition Subsequent in clause 3.3(a)(v) has been satisfied, and thereafter must be applied in accordance with the approved BCFM (including the rolling cashflow forecast) or as otherwise approved by the Lender, acting reasonably.

2.4	Arrangement Fee

(a)	The Borrower shall pay to the Lender an arrangement fee of US$107,400 (calculated at 2.00% of the maximum amount of the Loan (being US$5,370,000)) which shall be due and payable on the date of the drawing of the Loan (Arrangement Fee).

(b)	The Lender may by written notice to the Borrower, on or before the date of the drawing of the Loan, elect that the Arrangement Fee be satisfied by the issue and allotment to the Lender of a number of Shares as determined by dividing:

(i)	the Arrangement Fee (converted from US$ into AU$ based on the Exchange Rate on the Conversion Notice Date); by

(ii)	an issue price equal to the lower of AU$0.80 per Share and the Market Share Price,

and rounding the resulting number up to the nearest whole number of Shares (Arrangement Fee Shares).

(c)

If the Lender makes an election in accordance with Clause 2.4(b), then subject to satisfaction of the Conditions Subsequent in clause 3.3(a)(i)(C) and 3.3(a)(i)(D) if required to issue the Shares in accordance with this clause (Relevant Conditions Subsequent), the Shares must be issued and allotted under the disclosure document to be issued in accordance with Clause 3.5. If the Relevant Conditions Subsequent are required and have not been satisfied within 120 days of the date of the drawing of the Loan, then the Borrower must pay the Arrangement Fee in cash within 5 Business Days of the earlier of the end of that 120 day period and the Shareholders not approving the issue of the Shares.

(d)

The Borrower must do everything reasonably necessary to complete an issue and allotment of Shares in accordance with this clause 2.4 (including, but not limited to, obtaining any required Shareholder approval) and to apply for listing of those Shares on ASX.

3.	CONDITIONS PRECEDENT

3.1	Documents to be provided

The Lender is not obliged to provide the Loan until the Lender has received all of the following in form and of substance satisfactory to the Lender:

(a)	Transaction Documents: each Transaction Document, other than the CS Transaction Documents, duly executed by all parties to them;

(b)	Information regarding Secured Property: such information in relation to the Senior Finance Documents and Secured Property as the Lender reasonably requires to ensure that the Security will become fully effective and perfected in a manner satisfactory to the Lender, following satisfaction of the Conditions Subsequent;

(c)	Corporate authorisations and other approvals: a certificate from 2 directors (or otherwise a director and company secretary) of each Obligor substantially in the form of Schedule 5 completed in accordance with the instructions in that schedule and with the attachments referred to in it;

(d)	Fees and expenses: evidence that all fees and expenses due and payable under or in respect of the Transaction Documents have been paid or will be paid from the proceeds of the Loan;

(e)	Investment Committee approval: confirmation that the Lender has completed its investment committee approval to its satisfaction;

(f)	Reports: copies of the BCFM and Life of Mine Plan in the form approved by the Senior Lender in accordance with the Senior Finance Documents, each in a form acceptable to the Lender;

(g)	Searches: a schedule of all registrations under the PPSA and similar registers in other jurisdictions in respect of each Obligor and its assets together with evidence to the reasonable satisfaction of the Lender as to the nature of the PPSA registrations and that they are consistent with the requirements of the Transaction Documents and the Senior Finance Documents;

(h)	RCF Loan:

(i)	a copy of each of the RCF Transaction Documents other than the CS Transaction Documents (as defined in the RCF Loan Agreement), duly executed by all parties to them; and

(ii)	evidence that all conditions precedent under the RCF Loan Agreement have been satisfied or waived (or will be satisfied or waived upon the conditions precedent under this agreement having been satisfied or waived); and

(i)	Other matters: any other certificates, Authorisations, documents, matters or things which the Lender reasonably requires.

3.2	Conditions precedent to the Loan

The obligation of the Lender to provide the Loan is subject to the condition that, on the date on which the Funding Notice is given and on the date on which the Loan is to be provided:

(a)	No default: no Event of Default or Potential Event of Default is continuing or would occur as a result of providing the drawing of the Loan;

(b)	Representations true: each representation and warranty under the Transaction Documents is true and correct; and

(c)	Pro rata drawings: the Lender has received evidence satisfactory to it that RCF will provide the RCF Loan to the Borrower on or before the date of the drawing of the Loan (including a copy of the relevant funding notice under the RCF Loan Agreement).

3.3	Conditions subsequent

(a)	It is a condition subsequent to the Loan that the Obligors procure that the following conditions are satisfied, to the reasonable satisfaction of the Lender, in the case of the Conditions Subsequent in clauses 3.3(a)(i), (ii), (iii) and (iv) within 120 days of the date of the drawing of the Loan and in the case of the Condition Subsequent in clause 3.3(a)(v) within 21 days of the date of the drawing of the Loan (Initial Period as applicable):

(i)	Approvals:

(A)	the ASX grants a waiver of Listing Rule 10.1 on terms and conditions acceptable to the Lender in respect of the Security;

(B)	the Borrower obtains the approval of its Shareholders for the purposes of Listing Rule 10.1 for the grant of the Security in favour of the Lender and to the extent necessary the entry into the Transaction Documents;

(C)	If ASX exercises its discretion pursuant to ASX Listing Rule 10.11.2:

I.	ASX grants a waiver of ASX Listing Rule 10.13.3 to enable Arrangement Fee Shares to be issued, if required, and the Interest Conversion Shares and Loan Conversion Shares to be issued after 1 month of the Shareholder Resolutions being approved; and

II.	ASX grants a waiver of ASX Listing Rule 10.13.5 to enable the Meeting Materials not to contain an issue price;

(D)	the Borrower obtains the approval of its Shareholders for the Shareholder Resolutions;

(ii)	CS Transaction Documents:

(A)	each of the CS Transaction Documents is agreed by each party to the CS Transaction Documents; and

(B)	each CS Transaction Document is duly executed by all parties to them; and

(C)	evidence that each Security has been registered and is a valid and perfected security for the Outstanding Moneys and all other obligations of the Obligors under the Transaction Documents;

(iii)	Title Documents: evidence that the Security Trustee holds each Title Document required to be lodged with the Senior Lender under the Senior Finance Documents or the Lender under any Transaction Document, including share certificates and duly executed blank transfers of any Marketable Securities forming part of the Secured Property;

(iv)	Opinions: legal opinions from lawyers acceptable to the Lender in each jurisdiction where an Obligor is incorporated as to the due incorporation of the Obligor and the due execution and enforceability of each of the CS Transaction Documents; and

(v)	Updated BCFM: the Borrower delivers to the Lender, in form and substance acceptable to the Lender, an updated BCFM including a rolling 13 week cashflow forecast.

(b)	The Obligors must use all reasonable endeavours to procure that the Conditions Subsequent are satisfied as soon as possible after the date of this agreement and continue to be satisfied at all times that such conditions are required to remain in force. Without limiting the forgoing the Borrower must engage with all relevant Regulatory Authorities promptly after the date of this agreement to confirm that the nature and extent of any Authorisation necessary to implement the arrangements contemplated by the Transaction Documents, including consulting the ASX to determine whether it proposes to apply its discretion under ASX Listing Rule 10.11.2 with respect to the issue of Shares to the Lender and apply for all such Authorisations, including those required to satisfy the Conditions Subsequent.

(c)	The Borrower must:

(i)	Regulatory approval: prior to the provision of any application for an Authorisation to a Regulatory Authority for the purpose of satisfying any Condition Subsequent, provide a draft of each such application to the Lender and allow the Lender a reasonable opportunity to review and provide comments on each such application;

(ii)	Preparation of Meeting Materials: as soon as is practicable after the date of this agreement, prepare the Meeting Materials in accordance with all applicable laws, the Corporations Act, ASIC RG 74 and the Listing Rules;

(iii)	Pala comments on Meeting Materials and disclosure document: provide the Lender with a copy of the draft Meeting Materials and the disclosure document referred to in clause 3.5, so that the Lender has reasonable time to provide comments on the draft Meeting Materials and the disclosure document and take account of such comments in preparation of the Meeting Materials and the disclosure document;

(iv)	Independent Expert: promptly appoint an independent expert and provide all assistance and information reasonably requested by the independent expert in connection with the preparation of the independent expert’s report for inclusion in the Meeting Materials (including any updates to such report);

(v)	Directors’ recommendation: include in the Meeting Materials a statement by the board of directors of the Borrower (other than any director appointed by the Lender or an Affiliate of the Lender) recommending that the Borrower’s shareholders vote in favour of the Shareholder Resolutions; and

(vi)	Shareholder Meeting: convene the Shareholder Meeting to seek the approval by the Shareholders of the Shareholder Resolutions and finalise, approve and despatch the Meeting Materials, in a form approved by the Lender (such approval not to be unreasonably withheld or delayed), to Shareholders.

(d)	If the Conditions Subsequent in clauses 3.3(a)(ii), (a)(iii) and (a)(iv) (CS Transaction Document Conditions Subsequent) have not been satisfied by the end of the Initial Period then, provided that the Lender reasonably determines that the CS Transaction Document Conditions Subsequent remain capable of satisfaction within a reasonable period, the Lender and the Borrower shall negotiate in good faith to agree a reasonable period within which to satisfy the CS Transaction Document Conditions Subsequent.

(e)	If:

(i)	any of the Conditions Subsequent in clause 3.3(a) are not satisfied in accordance with clause 3.3(a) by the end of the applicable Initial Period; and

(ii)	in the case of the Conditions Subsequent in clauses 3.3(a)(ii), (a)(iii) and (a)(iv) the Lender and the Borrower are unable to agree to a reasonable further period within which the CS Transaction Document Conditions Subsequent must be satisfied in accordance with clause 3.3(d) or if, having agreed such a period, the CS Transaction Document Conditions Subsequent are not satisfied within that period, then in any such case the Lender may by notice to the Borrower declare the Outstanding Monies and all other amounts owing under the Transaction Documents immediately due and payable.

3.4	Lender's obligations

The Lender must:

(a)	Lender information: as soon as is reasonably practicable after the date on which the Borrower provides the Lender with a draft of the Meeting Materials, the Lender will prepare and provide to the Borrower the Pala Information for inclusion in the Meeting Materials, including all information required by all applicable laws, ASIC RG 74 and the ASX Listing Rules, and provide written consent to the Borrower for the inclusion of that information in the Meeting Materials;

(b)	Review of Meeting Materials: review the drafts of the Meeting Materials prepared by the Borrower and provide comments promptly on those drafts in good faith;

(c)	Independent Expert's Report: provide any assistance or information reasonably requested by the Borrower or by the independent expert in connection with the preparation of the independent expert’s report to be sent together with the Meeting Materials (including any updates to such report);

(d)	accuracy of Pala Information: confirm in writing to the Borrower the accuracy of the Pala Information in the Meeting Materials; and

(e)	update Pala Information: until the date of the Shareholder Meeting, provide to the Borrower any information that arises after the Meeting Materials have been despatched that is necessary to ensure that the Pala Information contained in the Meeting Materials does not contain any material statement that is false or misleading in a material respect, including because of any material omission from that statement.

3.5	Disclosure document and Convertible Note

The Borrower must:

(a)	as soon as practical and not later than 2 Business Days after satisfaction of the Condition Subsequent in clause 3.3(a)(i)(D), issue a disclosure document in accordance with the Corporations Act under which it will offer to the Borrower the Arrangement Fee Shares and the Convertible Note, provided that, if the Condition Subsequent in Clause 3.3(a)(i)(D) is not satisfied and Shareholder approval is not required to issue the Arrangement Fee Shares and the Lender issues a notice under clause 2.4(b), the Borrower must issue a disclosure document in respect of the Arrangement Fee Shares not later than 2 Business Days after the date of the Shareholder Meeting; and

(b)	do all things necessary to cause the issue of the Arrangement Fee Shares and the Convertible Note, including a Certificate, and to ensure that the Arrangement Fee Shares and any Shares issued under the Convertible Note are freely tradeable.

4.	INTEREST

4.1	Interest Outstanding Moneys

(a)	The Borrower must pay interest in arrears on the outstanding amount of the Loan on the last day of each Quarter and on the Maturity Date and on any earlier date on which the Loan (or any portion of the Loan) is repaid (Interest Payment Date).

(b)	Interest under this clause 4.1 is calculated on the daily balance of the Loan and accrues on the last day of each Quarter, on the Maturity Date and on any earlier date on which the Loan (or any portion of the Loan) is repaid.

4.2	Interest rate

The rate of interest payable under clause 4.1 is 8% per annum.

4.3	Interest overdue amounts

(a)	The Borrower must pay interest on:

(i)	any of the Outstanding Moneys due and payable, but unpaid; and

(ii)	any interest payable but unpaid under clauses 4.1 and 4.3.

(b)	The rate of interest payable under this clause is 15% per annum.

4.4	Accrual of Interest

The interest payable under clause 4.3:

(a)	accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the Outstanding Moneys becomes merged; and

(b)	may be capitalised by the Lender at monthly intervals.

4.5	Interest payment by way of Shares

The Lender may by delivering a Conversion Notice to the Borrower, on or before an Interest Payment Date, elect that the interest payment due on that Interest Payment Date (Interest Payment) be satisfied by the issue and allotment to the Lender of a number of Interest Conversion Shares in accordance with clause 6.

5.	PAYMENT, REPAYMENT AND PREPAYMENT

5.1	Time and method of payment

The Borrower must repay the Outstanding Moneys to the Lender:

(a)	by telegraphic transfer of immediately available funds;

(b)	in US Dollars;

(c)	not later than 5:00 pm (London time) on the Maturity Date; and

(d)	to the account specified by the Lender to the Borrower, or

in any other manner as the Lender directs.

5.2	Payments in gross

The Obligors must make all payments due under the Transaction Documents without any set off, counterclaim or condition or any deduction or withholding for any Tax or any other reason (other than Excluded Tax), unless the required to make a deduction or withholding by applicable law.

5.3	Additional payments

If:

(a)	any Obligor is required to make a deduction or withholding in respect of Tax (other than Excluded Tax) from any payment to be made to the Lender under any Transaction Document; or

(b)	the Lender is required to pay any Tax (other than Excluded Tax) in respect of any payment it receives from any Obligor under any Transaction Document,

the Borrower:

(c)	indemnifies the Lender against that Tax; and

(d)	must pay to the Lender an additional amount which the Lender determines to be necessary to ensure that the Lender receives when due a net amount (after payment of any Tax in respect of each additional amount) that is equal to the full amount it would have received if a deduction or withholding or payment of Tax had not been made.

5.4	Voluntary Prepayment

The Borrower may not prepay the whole or any part of the Loan, without the prior written consent of the Lender and RCF, which consent is not to be unreasonably withheld.

5.5	Mandatory Prepayment - unlawfulness

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by the Transaction Documents or to fund or maintain the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the obligation of the Lender to provide the drawing of the Loan will be immediately cancelled; and

(c)	the Borrower shall repay the Loan on the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law), unless the Lender delivers a Conversion Notice in accordance with clause 6.

5.6	Pro-rata payments

(a)	Subject to clause 5.6(b) and the terms of the Intercreditor Agreement - RCF/Pala, the Borrower may not pay, repay or prepay any of the Outstanding Moneys (as defined in the RCF Loan Agreement) unless, at the same time, it makes a payment, repayment or prepayment of the Outstanding Moneys under the Transaction Documents on the basis that the Lender and RCF will each receive their Proportionate Share of the total aggregate amount paid, repaid or prepaid under the Loan to the Lender and under the RCF Loan to RCF.

(b)	Nothing in clause 5.6(a) prevents either the Lender or RCF separately exercising their conversion rights under clause 6 of this agreement or the RCF Loan Agreement respectively and the portion of the Loan or the RCF Loan which is converted pursuant to such rights being treated as repaid and satisfied in accordance with those clauses. If either of the Lender or RCF exercises their conversion rights under clause 6 of this agreement or the RCF Loan Agreement respectively then their Proportionate Share of any further amount paid, repaid or prepaid by the Borrower shall be adjusted in accordance with the definition of Proportionate Share.

6.	CONVERTIBLE NOTE

6.1	General Terms

Each Convertible Note:

(a)	is paid for in full on issue by the Borrower;

(b)	constitutes an acknowledgement of the indebtedness of the Borrower to the Lender in respect of the Total Convertible Amount; and

(c)	may be converted into Shares in accordance with the terms of the Convertible Note and this clause 6.

6.2	Conversion Right

Subject to satisfaction of the Condition Subsequent in clause 3.3(a)(i)(D):

(a)	the Convertible Note entitles the Lender to convert at any time, and on one or more occasions, into Shares all or part of the Loan Conversion Amount and/or Interest Conversion Amount the subject of the Convertible Note (Conversion Right); and

(b)	at any time prior to the Maturity Date, the Lender may exercise its Conversion Right, in whole or in part, on one or more occasions, by delivering a Conversion Notice to the Borrower specifying the Loan Conversion Amount and/or Interest Conversion Amount, the Conversion Date, the Loan Conversion Price and/or Interest Conversion Price and the number of Loan Conversion Shares and/or Interest Conversion Shares.

6.3	Loan Conversion Shares

The number of Loan Conversion Shares will be determined in accordance with the following formula:

x = LCA
    LCP

where,

x (rounded down to the nearest whole number) is the number of Loan Conversion Shares;

LCA is the Loan Conversion Amount to be converted from US$ into AU$ based on the Exchange Rate on the Conversion Notice Date; and

LCP is the Loan Conversion Price in effect on the Conversion Notice Date.

6.4	Interest Conversion Shares

The number of Interest Conversion Shares will be determined by dividing:

(a)	the total amount of the relevant interest payment (converted from US$ into AU$ based on the Exchange Rate on the Conversion Notice Date); by

(b)	an issue price equal to the Market Share Price (Interest Conversion Price),

and rounding the resulting number up to the nearest whole number of Shares.

6.5	Loan Conversion Price

Subject to clauses 6.6 and 6.7, the Loan Conversion Price will be the lower of:

(a)	AU$0.80 per Share; and

(b)	the lowest price per Share paid in any equity raising of the Borrower while the Loan remains outstanding.

6.6	Reconstruction

If at any time after the date of this agreement there occurs any reconstruction of the issued capital of the Borrower including, without limitation:

(a)	any reduction, repayment by way of reduction, consolidation or reclassification or division of the issued capital of the issuer;

(b)	an issue of shares by way of capitalisation of profits or reserves;

(c)	an issue of shares in lieu of dividends or distributions; or

(d)	any options, warrants or further convertible instruments are issued,

then the basis for conversion of the Convertible Note set out in this agreement will be reconstructed in the same proportion and manner as the reconstruction of the issued capital of the Borrower or otherwise in a manner that would eliminate any disadvantage to the Lender and subject to the same provisions (if any) with respect to the rounding of entitlements as are sanctioned by the meeting of Shareholders which approves that reconstruction, but in all other respects the terms of the conversion of the Loan and any amount of interest owing remain unchanged.

6.7	Bonus Share issue

Where the Borrower declares a bonus Share issue at any time after the date of this agreement, the basis for conversion of the Convertible Notes set out in this agreement will be adjusted by the number of bonus Shares that the Lender would have received if the Convertible Note had been exercised prior to the record date for the bonus issue. The Borrower will notify the Lender of any such adjustment. No change will be made to the Loan Conversion Price.

6.8	Conversion procedure

(a)	On receipt of a Conversion Notice, the Borrower must, on the Conversion Date, issue and allot the Loan Conversion Shares and/or Interest Conversion Shares to the Lender in accordance with the constitutional documents of the Borrower and the relevant provisions of the Corporations Act and Listing Rules.

(b)	If required for the Loan Conversion Shares and/or Interest Conversion Shares to be freely tradable, the Borrower must on or within 5 Business Days of the Conversion Date lodge with the ASX a notice in accordance with section 708A of the Corporations Act in relation to the Loan Conversion Shares, or if the Borrower is unable to do so, the Borrower must lodge a disclosure document with ASIC within 5 Business Days of the Conversion Date.

(c)	The Borrower must make an application for official quotation by the ASX of all Shares issued and allotted on Conversion as soon as reasonable practicable after such issue and allotment.

(d)	Within 5 Business Days of an issue and allotment of Shares to the Lender on Conversion, the Lender must be issued with a holding statement from the registry of the Borrower for the Shares.

(e)	If any stamp duties, documentary, issue, transfer or registration taxes or duties are imposed on the Conversion, the Borrower must pay any such taxes or duties.

(f)	All Shares issued and allotted on Conversion will be credited as fully paid and carry the right to participate in full in all dividends and other distributions declared, paid or made on the ordinary share capital of the Borrower and shall rank pari passu in all other respects and form one class with the Shares.

6.9	Exercise of Conversion Right

(a)	The issue and allotment of:

(i)	Loan Conversion Shares on Conversion will be in full satisfaction and discharge of the Loan Conversion Amount; and

(ii)	Interest Conversion Shares on Conversion will be in full satisfaction of the Interest Conversion Amount,

and will not operate to discharge any Obligor in any way from its obligations to make any other payments to the Lender in accordance with the Transaction Documents.

(b)	Any Convertible Note in respect of which a Conversion Right is exercised in accordance with this agreement will be cancelled (save that the Borrower will remain bound to fully perform its obligations with respect to any exercise of the Conversion Right) and the Borrower must immediately issue to the Lender a replacement Convertible Note at Face Value and deliver to the Lender a duly executed Certificate for that Convertible Note.

6.10	Shares issued to the Lender

(a)	Unless otherwise directed by the Lender, any issue and allotment of Shares to the Lender under the terms of this agreement is to be settled electronically with the Lender's custodian as follows:

Citibank Melbourne

SWIFT:	CITIAU3X

Account:	UBS AG, Prime Brokerage Services (ldn)

SWIFT:	UBSWGB2LPBS

PID:	20018

Account Number:	2081220001

(b)	The Borrower must also ensure that email confirmation is sent to martino.di-fino@ubs.com with a copy to rbrown@pala.com.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and warranties

Each Obligor represents and warrants to and for the benefit of the Lender that:

(a)	Registration: it is a corporation duly incorporated or registered (or taken to be registered) and validly existing under the applicable companies law in its jurisdiction of incorporation or registration;

(b)	Corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	Authority: it has power and authority to enter into and perform its obligations under this agreement and subject to satisfaction of the Conditions Subsequent, each of the other Transaction Documents;

(d)	Authorisations: it has taken all necessary action to authorise the execution, delivery and performance of this agreement and, subject to satisfaction of the Conditions Subsequent, each of the other Transaction Documents;

(e)	Binding obligations: this agreement constitutes legal, valid and binding obligations and, subject to any necessary stamping and registration, is enforceable in accordance with its terms subject to laws generally affecting creditors’ rights and to principles of equity and, subject to satisfaction of the Conditions Subsequent, each of the other Transaction Documents will constitute legal, valid and binding obligations and, subject to any necessary stamping and registration, will be enforceable in accordance with its terms subject to laws generally affecting creditors’ rights and to principles of equity;

(f)	Transaction permitted: the execution, delivery and performance by it of this agreement and, subject to satisfaction of the Conditions Subsequent, each of the other Transaction Documents to which it is a party will not breach or result in a contravention of:

(i)	any law, regulation or Authorisation;

(ii)	its constitution or other constituent documents; or

(iii)	any Encumbrance or agreement which is binding on it,

and will not result in:

(iv)	the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Transaction Document; or

(v)	the acceleration of the date for payment of any obligation under any agreement which is binding on it;

(g)	Disclosure: all information provided to the Lender by or on its behalf in relation to it, its assets, business or affairs was correct and not misleading (by omission or otherwise) as at the time it was provided;

(h)	No failure to disclose: it has not withheld from the Lender any information which a reasonable person in the Obligor's position would consider material to enter into this agreement or, subject to satisfaction of the Conditions Subsequent, any other Transaction Document;

(i)	No Event of Default: no Event of Default or Potential Event of Default has occurred or will occur as a result of entering into this agreement or, subject to satisfaction of the Conditions Subsequent, any other Transaction Document;

(j)	Legal and beneficial owner: it is the legal and beneficial owner of its Secured Property;

(k)	No other interests: other than any Permitted Encumbrance:

(i)	no person holds or has the benefit of an Encumbrance or other interest in its Secured Property; and

(ii)	there is no agreement, filing or registration that would enable another party to obtain priority over the Security;

(l)	Security:

(i)	the Security includes security over all assets and undertaking of the Borrower and a mortgage over all of the shares in the capital of Strata Energy Inc held by Peninsula USA Holdings Inc;

(ii)	subject to satisfaction of the Conditions Subsequent, each Security creates the Encumbrance purported to be created by it over the assets purported to be encumbered by it; and

(iii)	each Security has the priority it is intended to have;

(m)	Commercial benefit: the entering into and performance by it of its obligations under this agreement and, subject to satisfaction of the Conditions Subsequent, each of the other Transaction Documents, is for its commercial benefit and is in its commercial interests;

(n)	Compliance with laws: it has complied in all material respects with all applicable laws and regulations where failure to comply is likely to have a Material Adverse Effect;

(o)	No litigation: there is no current, pending or (to its knowledge, having made due enquiry), threatened proceeding, investigation or claim affecting it or any of its Subsidiaries or any of their assets before a court, authority, commission or arbitrator in which a decision against it or the Subsidiary is likely and which (either alone or together with other decisions) would be likely to have a Material Adverse Effect; and

(p)	Senior Finance Documents: each of the representations and warranties set out in the Senior Finance Documents is correct and not misleading as if set out in full in this agreement.

7.2	Survival and repetition of representations and warranties

(a)	The representations and warranties given under this agreement survive the execution of each Transaction Document.

(b)	Each Obligor makes the representations and warranties under this agreement (other than the representation and warranty at clause 7.1(h)) on:

(i)	the date of this agreement;

(ii)	the date of each Transaction Document;

(iii)	the date of each Funding Notice and the date of the drawing of the Loan,

by reference to the facts and circumstances then existing.

7.3	Reliance by Lender

Each Obligor acknowledges that the Lender has entered into this agreement in reliance on the representations and warranties given under this agreement.

8.	UNDERTAKINGS

8.1	Provision of information and reports

The Borrower must provide to the Lender the following:

(a)	Annual Financial Reports: no later than 120 days after the end of each financial year, copies of the annual audited Financial Report of the Group for that financial year;

(b)	Annual Budget: a copy of its Annual Budget promptly after it is prepared and after each update to the Annual Budget;

(c)	Half yearly accounts: no later than 90 days after the end of each half of each of its financial years the half yearly audit reviewed Financial Report for the Group for that financial half year;

(d)	Quarterly report: no later than 45 days after the end of each Quarter the consolidated unaudited Financial Report for the Group for that Quarter;

(e)	Monthly reports: as soon as practicable but in any event not later than 21 days after the end of each calendar month a report to include a summary description of the operations and the expenditures of the Group for that month together with such other information reasonably requested by the Lender; and

(f)	Weekly report: a weekly operational and financial report in form and substance acceptable to the Lender.

8.2	Information: miscellaneous

Each Obligor must supply to the Lender:

(a)	copies of all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched to the extent such document and information is not available on the ASX website;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly after receipt, copies of any notices of default or claims of breach received or sent relating to any Project Document;

(d)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or secretary of the Obligor accompanied by specimen signatures of any new signatories; and

(e)	any other information which the Lender reasonably requests in relation to any member of the Group or any of their assets.

8.3	Notification of default

(a)	Each Obligor must notify the Lender of any Event of Default or Potential Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	At the Lender’s request, the Borrower must provide to the Lender a certificate signed by at least 2 directors of the Borrower stating:

(i)	if an Event of Default or Potential Event of Default has occurred; and

(ii)	if so, full details of the relevant Event of Default or Potential Event of Default and the remedial action being taken or proposed.

8.4	Proper accounts

Each Obligor must:

(a)	keep accounting records which give a true and fair view of its financial condition and state of affairs; and

(b)	ensure that the accounts it provides under clause 8.1 are prepared in accordance with the Accounting Standards.

8.5	Notices to the Lender

Each Obligor must immediately notify the Lender as soon as it becomes aware of any intention by it to exercise any right, power or remedy under any Project Document to which any Obligor is a party as a consequence of any default under it.

8.6	Compliance with laws and Authorisations

Each Obligor must:

(a)	comply with all laws and legal requirements, including each judgment, award, decision, finding or any other determination of a Government Agency, which applies to it or any of its assets;

(b)	obtain, maintain and comply with:

(i)	all Authorisations required for the enforceability against it of each Transaction Document to which it is a party, or to enable it to perform its obligations under each Transaction Document to which it is a party; and

(ii)	all material Authorisations required in relation to it or any of its assets; and

(c)	not do anything which would prevent the renewal of any Authorisation referred to in clause 8.6(b) or cause it to be renewed on less favourable terms.

8.7	Changes to constitution, corporate name, place of registration

Each Obligor must not:

(a)	Amendments to constitution: amend its constitution or any other constituent document of it without the Lender’s prior consent which consent must not be unreasonably withheld;

(b)	Name change: change its name without first notifying the Lender of the new name not less than 21 days before the change takes effect; or

(c)	Place of registration or incorporation: change its place of registration or incorporation.

8.8	Negative pledge and disposal of assets

(a)	Each Obligor must not create or allow to exist or agree to any Encumbrance over any of its assets other than a Permitted Encumbrance unless expressly permitted to do so by a Transaction Document.

(b)	Each Obligor must not acquire an asset which is, or upon its acquisition will be, subject to an Encumbrance other than a Permitted Encumbrance without the prior consent of the Lender.

(c)	Each Obligor must not sell, assign, transfer or otherwise dispose of or part with possession of any of its assets or allow any interest in them to arise or be varied (or agree, attempt or take any step to do so) whether in one or more voluntary transactions or not, except a Permitted Disposal.

(d)	Each Obligor must not deposit money with a person in circumstances where the money is not repayable unless the Obligor or another person performs obligations (including to pay money) in an amount equal to or greater than US$250,000 individually or in total.

(e)	Each Obligor must not enter into any arrangement which, if complied with, would prevent any member of the Group from complying with its obligations under the Transaction Documents.

8.9	Financial obligations

Each Obligor must not incur any Financial Indebtedness other than:

(a)	under the Transaction Documents;

(b)	Permitted Financial Indebtedness; or

(c)	further financial accommodation to be provided by the Senior Lender of up to US$2,500,000, provided that the terms of such additional financial accommodation are consistent with the Senior Facility Agreement or are otherwise approved by the Lender and RCF, each acting reasonably, provided that in the case of clauses 8.9(b) and 8.9(c) no such Financial Indebtedness is incurred after the date of this agreement and prior to satisfaction of the Conditions Subsequent in accordance with clause 3.3.

8.10	No change to business

Each Obligor must not engage in any business other than, or do anything which would result in substantial changes to, its existing core businesses and operations.

8.11	Financial accommodation

Each Obligor must not provide any financial accommodation, or give any Guarantee in respect of any financial accommodation, to or for the benefit of any person other than Permitted Financial Accommodation.

8.12	Restrictions on dealings

Each Obligor must not:

(a)	enter into an agreement;

(b)	acquire or dispose of an asset;

(c)	obtain or provide a service;

(d)	obtain a right or incur an obligation; or

(e)	implement any other transaction,

with any person unless it does so on terms which are no less favourable to it than arm’s length terms.

8.13	Restrictions on Distributions and fees

Each Obligor must not:

(a)	make any Distribution to anyone other than another Obligor; or

(b)	pay any director fees, management fees, consultancy fees, broker fees or other like payments to any director or Related Body Corporate of any Obligor unless those fees or other payments are reasonable and are no more or less favourable than it is reasonable to expect would be the case if the relevant persons were dealing with each other at arm’s length.

8.14	Corporate structure and documents

Each Obligor agrees not to:

(a)	No transfer or reconstruction: transfer or change its jurisdiction of incorporation or formation or enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (except to carry out a reconstruction or amalgamation while solvent on terms approved by the Lender); and

(b)	Constitution: amend its constitution or constitutional documents, or permit it to be amended, in any way which would be likely to have a Material Adverse Effect; and

(c)	Documents: materially amend or agree or permit to be materially amended, in any way, any of the following, without the prior written consent of the Lender:

(i)	any Senior Finance Document;

(ii)	any Project Document;

(iii)	any RCF Transaction Document; or

(iv)	the BCFM, the Life or Mine Plan, the Annual Budget.

8.15	Board

The Borrower shall ensure that the number of directors appointed to its board of directors shall not at any time exceed seven (7) within 90 days of the date of this agreement.

8.16	Brokers fees

Each Obligor shall not, without the consent of the Lender, pay any broker or similar fees in connection with the completion of the Transaction Documents or the RCF Transaction Documents other than the arrangement fee under clause 2.4 and a similar fee under the RCF Transaction Documents.

8.17	Maintenance of Secured Property

Each Obligor must:

(a)	maintain and protect its Secured Property;

(b)	remedy every defect in its title to any part of its Secured Property;

(c)	take or defend all legal proceedings to protect or recover any of its Secured Property; and

(d)	keep its Secured Property valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss.

8.18	Further assurances

Each Obligor must:

(a)	do anything which the Lender reasonably requests to:

(i)	ensure or enable the Lender to ensure that the Security and any Power are fully effective, enforceable and perfected with the contemplated priority;

(ii)	more satisfactorily assure or secure to the Lender its Secured Property in a manner consistent with any provision of any Transaction Document; or

(iii)	aid the exercise of any Power of the Lender,

including, executing any document, delivering Title Documents or Chattel Paper or executing and delivering blank transfers; and

(b)	without limiting clause 8.18(a), when the Lender requests, execute:

(i)	a legal or statutory mortgage in favour of the Lender over any real property; or

(ii)	any other form of security which the Lender considers appropriate for the property to be subject to that security,

each in form and substance required by the Lender, (but the Lender cannot require an obligation for which there is no equivalent obligation in any Transaction Document or which is more onerous than any equivalent obligation contained in any Transaction Document).

8.19	Perfection, registration and protection of security

(a)	Subject to satisfaction of the Conditions Subsequent, each Obligor must ensure that:

(i)	the Security is perfected in relation to all the Secured Property in all jurisdictions; and

(ii)	that Security is registered and filed in all registers in all jurisdictions,

in which it must be perfected, registered and filed to ensure the enforceability, validity, perfection and priority of the Security against all persons and to be effective as a security.

(b)	Subject to satisfaction of the Conditions Subsequent, whenever the Lender requires that the Security be perfected in a particular way in relation to any part of the Secured Property, the Borrower must ensure that the Security is perfected in that way.

8.20	Inspection

(a)	Each Obligor must permit any representatives designated by the Lender from time to time, but not more often than once in any Quarter, to visit and inspect the property, projects and operations of the Obligors, and inspect and take copies of the Obligors associated books and records, at reasonable times and at those times to discuss the affairs, finances, accounts and condition of the Obligor with the officers, employees and advisors of the Lender (including independent accountants).

(b)	Without limiting the preceding clause, at any time following the occurrence of a Potential Event of Default or Event of Default, each Obligor must permit any representatives designated by the Lender to visit and inspect the financial records and the property of the Obligor, at reasonable times and as often as reasonably requested and to make extracts from and copies of the financial records, and permit any representatives of the Obligor to discuss the affairs, finances, accounts and condition of the Obligor with the officers, employees and advisors of the Lender (including independent accountants).

(c)	The Obligors shall pay or reimburse the Lender for all reasonable costs and expenses of the Lender in exercising its rights:

(i)	under clause 8.20(a) for up to one site visit by the Lender or its representatives per Quarter; and

(ii)	under clause 8.20(b) at any time while a Potential Event of Default or Event of Default is continuing.

8.21	Equivalent undertakings

Each Obligor must (to the extent that it is so obliged under the Senior Finance Documents) comply with and perform each of its covenants and undertakings set out in clause 12 of the Senior Finance Documents as if that clause (and all defined terms used in that clause) were set out in full in this agreement, with such amendments as are necessary to reflect an agreement between the Lender and the Obligors including that references to ‘Finance Parties’ is a reference to the ‘Lender’ (and irrespective of whether the relevant Senior Finance Document has been terminated).

8.22	Senior Finance Documents

Each Obligor must (to the extent that it is so obliged under the Senior Finance Documents):

(a)	comply with the terms of the Senior Finance Documents and perform each of its covenants and undertakings in the Senior Finance Documents; and

(b)	that no ‘Event of Default’ or ‘Potential Event of Default’, each as defined in the Senior Finance Documents, occurs under the Senior Finance Documents.

8.23	Term of undertakings

Unless the Lender otherwise agrees in writing, until:

(a)	the Loan is cancelled; and

(b)	any Outstanding Moneys are unconditionally repaid in full or have been converted into shares; and

(c)	each Security is discharged,

each Obligor must, at its own cost, comply with its undertakings in this clause 8.

9.	EVENTS OF DEFAULT

9.1	Effect of Event of Default

Upon the occurrence of an Event of Default the Outstanding Moneys and all other monies owing under any Transaction Document become immediately due and payable to the Lender without the need for any demand or notice to be given.

9.2	Event of Default

It is an Event of Default if, whether or not it is within the control of any Obligor:

(a)	Failure to pay: any Obligor fails to pay or repay any amount due under any Transaction Document when due and such default continues for a period of 3 Business Days;

(b)	Non remediable failure: any Obligor fails to perform or observe any other undertaking, obligation or agreement expressed or implied in any Transaction Document and that failure is not remediable;

(c)	Remediable failure: the failure described in clause 9.2(b) is remediable, the relevant Obligor does not commence remedial action within 5 days of the failure and has not remedied the failure within 20 days of the Lender notifying the Borrower of the non- compliance, or an Obligor becoming aware of the failure to comply (whichever is the earlier);

(d)	Authorisations: any Obligor fails to obtain any Authorisation necessary to enable it to comply with its obligations under any Transaction Document or required in relation to the Secured Property or any Authorisation of that kind ceases to be in full force and effect;

(e)	Misrepresentation: a representation, warranty or statement made, or taken to be made, by or on behalf of the Obligor or Group member in a Transaction Document (or any document given by or on behalf of any Obligor or Group member in connection with a Transaction Document) is incorrect or misleading when made or taken to be made and, if the circumstances giving rise to the misrepresentation can be remedied, the Obligor does not remedy them within 10 Business Days of the Lender notifying the Borrower, or the Obligor or Group member becoming aware of the relevant circumstances (whichever is the earlier);

(f)	Senior Finance Documents: any event of default, or mandatory prepayment event (in each case however defined) occurs under a Senior Finance Document or any other event occurs which enables the acceleration of any payment to be made under any Senior Finance Document or the enforcement, termination or rescission of any Senior Finance Document;

(g)	Cross default:

(i)	any Event of Default (as defined in the RCF Loan Agreement) occurs;

(ii)	any present or future, or actual, prospective or contingent, indebtedness of any Obligor or member of the Group in respect of any financial accommodation (other than under any Transaction Document) for amounts totalling more than US$500,000 (or its equivalent) including, but not limited to, moneys payable under a Guarantee:

(A)	is or becomes due and payable or is or becomes capable of being declared due and payable before the due date for payment; or

(B)	is not paid when due or upon the expiration of any period of grace which may apply;

(h)	Encumbrance: any Encumbrance is or becomes enforceable against any asset of any member of the Group for amounts totalling more than US$250,000 (or its equivalent);

(i)	Termination: any termination or failure, or threatened termination of any material licenses, permits and consents necessary for the operation of the business of the Group.

(j)	Judgment: a judgment in an amount exceeding US$1,000,000 is obtained against any Obligor or member of the Group and is not set aside or satisfied within 7 days or has not been stayed pending the outcome of an appeal to any higher court;

(k)	Execution: any distress, attachment, execution or other process of a Government Agency in an amount exceeding US$1,000,000 is issued against, levied or enforced upon any of the assets of any Obligor or member of the Group and is not set aside or satisfied within 7 days;

(l)	Receiver: a receiver, receiver and manager, official manager, trustee, administrator, other controller (as defined in the Corporations Act) or similar official is appointed, or steps taken for such appointment, over any of the assets or undertaking of any Obligor or member of the Group;

(m)	Insolvency: any Obligor or member of the Group is or becomes unable to pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act or is presumed to be insolvent under the Corporations Act;

(n)	Arrangements: any Obligor or member of the Group enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

(o)	Ceasing business: any Obligor or member of the Group ceases or threatens to cease to carry on business;

(p)	Administrator: an administrator is appointed or a resolution is passed or any steps are taken to appoint, or to pass a resolution to appoint, an administrator to any Obligor or member of the Group;

(q)	Winding-up: an application or order is made for the winding-up or dissolution of any Obligor or member of the Group or a resolution is passed or any steps are taken to pass a resolution for the winding-up or dissolution of any Obligor or member of the Group otherwise than for the purpose of an amalgamation or reconstruction which has the prior written consent of the Lender;

(r)	Analogous event: anything analogous to or having a substantially similar effect to any of the events specified in clauses 9.2(l) to 9.2(q) happens in relation to any Obligor or member of the Group under the laws of any jurisdiction;

(s)	Vitiation of Transaction Documents:

(i)	all or any part of any provision of any Transaction Document is or becomes illegal, void, voidable, unenforceable or otherwise of limited force or effect;

(ii)	any person becomes entitled to terminate, rescind or avoid all or any material part or material provision of any Transaction Document;

(iii)	the execution, delivery or performance of any Transaction Document by any Obligor violates, breaches or results in a contravention of any law, regulation or Authorisation; and

(iv)	an Encumbrance created by or purportedly created by a Security does not have or ceases to have the priority it is expressed to have under the relevant Transaction Document or becomes ineffective to secure the payment of the money or compliance with the obligations which it purports to secure, otherwise than solely due to the fraud, negligence or misconduct of the Lender;

(t)	Vitiation of RCF Transaction Documents: any event or circumstance referred to in paragraph (s) above occurs or exists in relation to a RCF Transaction Document;

(u)	Delisting: any securities of the Borrower are removed from the official list of ASX or suspended from trading on the ASX for 15 consecutive Trading Days, provided that the suspension in place at the date of this agreement shall not be an Event of Default so long as the suspension is lifted and the securities of the Borrower recommence trading within 5 days of the date of this agreement or such other period as agreed by the Lender;

(v)	Change of Control: without the consent of the Lender, a Change of Control occurs or there is a change in ownership of any Obligor (other than the Borrower); and

(w)	Adverse change: an event occurs which has, or is likely to have (or a series of events occur which, together, have or are likely to have) a Material Adverse Effect.

10.	TAXES, COSTS AND EXPENSES

10.1	Tax

(a)	The Obligors must pay any Tax, other than an Excluded Tax in respect of the Lender, in respect of the execution, delivery, performance, release, discharge, amendment, enforcement or attempted enforcement or otherwise in respect of any Transaction Document and any transaction contemplated under any Transaction Document.

(b)	The Obligors must pay any fine, penalty or other cost in respect of a failure to pay any Tax described in clause 10.1(a) except to the extent that the fine, penalty or other cost is caused by the Lender’s failure to lodge money received from the Borrower within 3 days before the due date for lodgement.

(c)	Each Obligor indemnifies the Lender against any amount payable under this clause.

10.2	Costs and expenses

The Obligors must pay all reasonable costs and expenses of the Lender and any employee, Officer, agent or contractor of the Lender in relation to:

(a)	the negotiation, preparation, execution, delivery, stamping, registration, completion, perfection of Security, variation and discharge of any Transaction Document;

(b)	the enforcement, protection or waiver, or attempted or contemplated enforcement or protection, of any rights under any Transaction Document;

(c)	the consent or approval of the Lender given under any Transaction Document; and

(d)	any enquiry by any Government Agency involving any Obligor,

including, but not limited to, any administration costs of the Lender in connection with the matters referred to in clause 10.2(b) and (d) and any legal costs and expenses and any professional consultant’s fees for any of the above on a full indemnity basis. Each Obligor must pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery, stamping, registration, completion, perfection of Security, variation and discharge of any Transaction Document.

11.	INDEMNITY

(a)	Each Obligor indemnifies the Lender against any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment which the Lender pays, suffers, incurs or is liable for, in respect of any of the following:

(i)	the Loan not being made for any reason including any condition precedent contained in clause 3.1 or 3.2 not being fulfilled, but excluding any default by the Lender;

(ii)	the occurrence of any Event of Default or potential Event of Default;

(iii)	the Lender exercising its Powers consequent upon or arising out of the occurrence of any Event of Default or potential Event of Default; and

(iv)	failure to pay any amount in the currency it is required to be paid.

(b)	Without limiting the indemnity contained in clause 11(a), that indemnity includes the amount determined by the Lender as being incurred by reason of the liquidation or re- employment of deposits or other funds acquired or contracted for by the Lender to fund the Loan and includes, but is not limited to, loss of margin.

(c)	Any amount payable to the Lender under this indemnity is payable on demand.

12.	ASSIGNMENT

12.1	Assignment by the Obligors

No Obligor may transfer or assign any of its rights or obligations under any Transaction Document without the prior written consent of the Lender.

12.2	Assignment by Lender

The Lender may at any time assign any of its rights or transfer by novation any of its rights and obligations under any Transaction Document to any person or combination of persons or to any bank or financial institution or to any combination of banks and financial institutions (New Lender). The Lender will promptly, after the assignment, transfer or novation, notify the Borrower of the new entity.

13.	GUARANTEE AND INDEMNITY

13.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Obligor of all that Obligor's obligations under the Transaction Documents;

(b)	undertakes with the Lender that, whenever an Obligor does not pay any amount when due under or in connection with any Transaction Document (or anything which would have been due if the Transaction Document or the amount was enforceable, valid and not illegal), it must immediately on demand pay that amount as if it were the principal obligor in respect of that amount; and

(c)	indemnifies the Lender immediately on demand against any cost, loss or liability suffered by the Lender directly or indirectly as a result of:

(i)	any amount claimed by the Lender under this Clause 13.1 not being recoverable from the Guarantor on the basis of a guarantee (for any reason); or

(ii)	any obligation guaranteed by it being or becoming unenforceable, invalid, illegal or avoided.

The amount of the cost, loss or liability must be equal to the amount which the Lender would otherwise have been entitled to recover.

Each of paragraphs (a), (b) and (c) above are separate obligations. None is limited by reference to the other.

13.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

If any payment to or any discharge given by the Lender (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, breach of statutory duties or any similar event):

(a)	the liability of each Obligor will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender is entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

13.4	Waiver of defences

The obligations of each Guarantor under this clause will not be affected by any act, omission or thing (whether or not known to it or the Lender) which, but for this Clause 13, would reduce, release or prejudice any of its obligations under this Clause 13. This includes:

(a)	any time, waiver, postponement or other concession granted to, or composition or arrangement with, any Obligor or any other person;

(b)	any full, partial or conditional release or discharge of any Obligor or any other person by operation of law or under the terms of any composition or arrangement with any creditor of any person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person under the Transaction Documents or otherwise;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(f)	any variation, amendment or replacement (however fundamental and whether or not such variation, amendment or replacement imposes any additional liability or disadvantages any Obligor or any other person) of any Transaction Document or any other document or security (in each case other than this agreement);

(g)	any unenforceability, illegality, invalidity, non-provability or frustration of any obligation of any person under any Transaction Document or any other document or security;

(h)	any set-off, combination of accounts or counterclaim;

(i)	any insolvency, liquidation, dissolution or similar proceedings or anything resulting from such proceedings which affects any obligation of an Obligor or any other person;

(j)	any determination, rescission, repudiation or termination of any Transaction Document or any obligations under any Transaction Document or any other document or security by any person (or the acceptance of any of those actions by any person);

(k)	the release or substitution of any property the subject of any Security;

(l)	the failure to obtain any Encumbrance or the loss or impairment of any Encumbrance by operation of law or otherwise, whether or not the same is in breach of an express or implied condition to obtain or preserve that Encumbrance or is in breach of any equitable duty which might otherwise have been imposed on the Lender;

(m)	the transfer, assignment or novation by the Lender or any other person of all or any of its rights or obligations under any Transaction Document;

(n)	any failure by the Lender to disclose to the Guarantor or any other person any material or unusual fact, circumstance, event or thing known to, or which ought to have been known by, the Lender relating to or affecting any Obligor or any other person at any time before or during the currency of any Transaction Document, whether prejudicial or not to the rights and liabilities of any Guarantor and whether or not the Lender was under an obligation or duty to disclose that fact, circumstance, event or thing to any person; and

(o)	any person, whether named as a party or not, does not execute any Transaction Document or the execution of any Transaction Document by any person is invalid, forged or irregular in any way.

References in clause 13.1 to any obligations of an Obligor or amounts due will include what would have been obligations or amounts due but for any of the above, as well as obligations and amounts due which result from any of the above.

13.5	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this clause 13.

(b)	This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

13.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may, without affecting the liability of any Guarantor under this clause 13:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) against those amounts; or

	(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this clause 13.

13.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will:

(a)	exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of, or provider of security for, any Obligor's obligations under the Transaction Documents; or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Lender;

(b)	institute any proceedings against any Obligor or make or join in making any application to any court for an administration, winding up, receivership or other similar order to be made in relation to any Obligor;

(c)	unless instructed to do so by the Lender, set off any money owing by that Guarantor against any liability owing to that Guarantor by any other Obligor or permit any Obligor to set off any money owing by that Guarantor against any liability owing to that Obligor by that Guarantor; or

(d)	in any form of insolvency process of or in relation to an Obligor (including liquidation, winding up, bankruptcy, administration, dissolution or receivership or any analogous process) prove for or claim, or exercise any vote or other rights in respect of, any indebtedness of any nature owed to it by the Obligor.

13.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

14.	CONFIDENTIALITY

14.1	Confidential information

(a)	Subject to clause 14.2, the parties will not disclose any confidential or unpublished information or documents supplied to it by or on behalf of any other party in connection with the Transaction Documents which are specifically indicated by that other party to be confidential.

(b)	Each party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by the disclosing party of this clause 14;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its auditors and professional advisers;

(vi)	to its Affiliates;

(vii)	to any rating agency on a confidential basis;

(viii)	to the extent allowed under paragraph (d) below to another Obligor or any other member of the Group;

(ix)	to the extent permitted under any other Transaction Document; or

with the agreement or prior consent of the non-disclosing party to which the information being disclosed relates, such consent not to be unreasonably withheld or delayed.

(c)	The Lender may, for the purpose of exercising any Power, disclose to any person any document or record of, or information about, any Transaction Document, or the assets, business or affairs of any member of the Group, whether or not confidential, and whether or not the disclosure would be in breach of any law or of any duty owed to any member of the Group.

(d)	The Lender may disclose to any person (a third party) with (or through) whom the Lender enters into (or may enter into) any kind of transfer, participation or hedge agreement (in each case, so long as that person is a New Lender and not a competitor of any Obligor) in relation to any Transaction Document or any other transaction under which payments are to be made by reference to any Transaction Document or any Obligor:

(i)	a copy of any Transaction Document; and

(ii)	any information which the Lender has acquired under or in connection with any Transaction Document.

However, before a third party may receive any confidential information, it must agree with the Lender to keep that information confidential on the terms of this clause 14 as if it were the Lender.

(e)	Notwithstanding any other provision of any Transaction Document, each party agrees that no party will disclose any information of the kind referred to in section 275(1) of the PPSA in response to a request of the type referred to in that section in relation to any Transaction Document unless section 275(7) of the PPSA applies. No Obligor will authorise disclosure of any such information under section 275(7)(c) of the PPSA unless the Lender expressly agrees to the disclosure.

(f)	This Clause 14 supersedes any previous confidentiality undertaking given by the Lender in connection with a Transaction Documents prior to it becoming a party to that Transaction Document.

14.2	Announcements

Neither party will, without the other party's prior written consent, reveal to any person (other than in accordance with the terms of the Transaction Documents) or otherwise announce the existence of the Transaction Documents, their terms, subject matter and contents of related negotiations or discussions. The restrictions in this clause will not apply if, and to the extent that, an announcement is required by law, rule, regulation or any judicial, governmental or competent supervisory or regulatory authority (including without limitation, any securities exchange) provided that, to the extent reasonably practicable, the announcing party shall consult in advance with the other party first on the proposed form, timing, nature and purpose of the announcement.

15.	PPSA EXCLUSIONS

(a)	No Lender need give any notice under the PPSA (including a notice of a verification statement) unless the notice is required by the PPSA and cannot be excluded.

(b)	To the extent the law permits:

(i)	for the purposes of sections 115(1) and 115(7) of the PPSA:

(A)	the Security Trustee need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4); and

(B)	sections 142 and 143 are excluded;

(ii)	for the purposes of section 115(7) of the PPSA, the Lender need not comply with sections 132 and 137(3);

(iii)	if the PPSA is amended after the date of this document to permit a grantor and a secured party to agree to not comply with or to exclude other provisions of the PPSA, the Lender may notify the grantor of a security interest that any of these provisions is excluded, or that the Lender need not comply with any of these provisions as notified to the grantor by the Lender; and

(iv)	the grantor of a security interest agrees not to exercise its rights to make any request of the Lender under section 275 of the PPSA, or to authorise the disclosure of any information under that section or to waive any duty of confidence that would otherwise permit non-disclosure under that section.

16.	GENERAL

16.1	Performance by Lender of the Obligors’ obligations

If any Obligor defaults in fully and punctually performing any obligation contained or implied in any Transaction Document, the Lender may, without prejudice to any Power, do all things necessary or desirable, in the opinion of the Lender, to make good or attempt to make good that default to the satisfaction of the Lender.

16.2	Set-off

If an Event of Default is continuing, the Lender may set off any amount owing by the Lender to an Obligor (whether or not due for payment) against any amount due for payment by the Obligor to the Lender in connection with a Transaction Document.

16.3	Notices

(a)	Any notice or other communication under the Transaction Documents (Notice) must be in legible writing and in English and delivered by hand or sent by prepaid post or fax to a party at the address or the fax number for that party in Schedule 2 or as otherwise specified by a party by Notice.

(b)	Email or similar electronic means of communication must not be used to give Notices under any Transaction Document.

(c)	A Notice sent by post is regarded as given and received on the second Business Day following the date of postage.

(d)	A fax is regarded as given and received on production of a transmission report by the machine from which the fax was sent that indicates that the fax was sent in its entirety to the recipient’s fax number, unless the recipient informs the sender that the Notice is illegible or incomplete within 4 hours of it being transmitted.

(e)	A Notice delivered or received other than on a Business Day or after 4.00pm (recipient’s time) is regarded as received at 9.00am on the following Business Day and a Notice delivered or received before 9.00am (recipient’s time) is regarded as received at 9.00am.

(f)	Each Obligor irrevocably authorises the Borrower to give and receive communications on its behalf. Each other party may rely on any such communication as if it was made by an Obligor, and the Obligor is bound by it.

16.4	Governing law and jurisdiction

This agreement is governed by the law of Western Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Western Australia.

16.5	Appointment of Process Agent

(a)	Without prejudice to any mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated, formed, or registered as a foreign company, in Australia):

(i)	irrevocably appoints the Borrower as its process agent to receive any document in an action in connection with any Transaction Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of any document in an action in connection with any Transaction Document will not invalidate the action concerned.

(b)	If for any reason the Borrower ceases to be able to act as process agent, each relevant Obligor must appoint another person acceptable to the Lender (acting reasonably) and ensure that the replacement process agent accepts its appointment and confirms its appointment to the Lender.

(c)	The Borrower accepts its appointment as the process agent.

(d)	Each relevant Obligor agrees that service of documents on its process agent is sufficient service on it.

16.6	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, any Transaction Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, any Transaction Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

16.7	Waivers

(a)	Waiver of any right arising from a breach of any Transaction Document or of any Power arising upon default under any Transaction Document or upon the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(i)	a right arising from a breach of any Transaction Document or the occurrence of an Event of Default; or

(ii)	a Power created or arising upon default under any Transaction Document or upon the occurrence of an Event of Default,

does not result in a waiver of that right or Power.

(c)	A party is not entitled to rely on a delay in the exercise or non exercise of a right or Power arising from a breach of any Transaction Document or on a default under any Transaction Document or on the occurrence of an Event of Default as constituting a waiver of that right or Power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)	This clause may not itself be waived except by writing.

16.8	Variation

A variation of any term of any Transaction Document must be in writing and signed by the parties.

16.9	Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of the Lender.

16.10	Certificates of Lender

(a)	A certificate under the hand of an Officer of the Lender detailing the amount of the Outstanding Moneys due and payable under any Transaction Document whether currently due and payable or not is sufficient evidence unless the contrary is proved.

(b)	A certificate under the hand of an Officer of the Lender stating the opinion of the Lender as to any thing is sufficient evidence of that opinion at the date stated on the certificate or failing that as at the date of that certificate unless the contrary is proved.

16.11	Set-off authorised

If any Obligor has not paid any amount (including, but not limited to, principal, interest, fees, costs, expenses or taxes, whether contingent or otherwise) at any time due and payable by it to the Lender in respect of any Transaction Document, the Borrower authorises the Lender to apply any credit balance in any currency in any account of the Borrower with any branch or office of the Lender in and towards satisfaction of that amount.

16.12	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart. Signatures to this agreement transmitted by facsimile transmission, by electronic mail in ‘portable document format’ (‘pdf’) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

16.13	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

SCHEDULE 1

GUARANTORS

Name	Address details	Jurisdiction
P.M. Prospecting Pty Ltd ABN 22 116 293 184	Unit 17, 100 Railway Road, Subiaco, WA, 6008	Western Australia
P.M. Energy Pty Ltd ACN 120 462 919	Unit 17, 100 Railway Road, Subiaco, WA, 6008	Western Australia
Peninsula USA Holdings Inc	Unit 17, 100 Railway Road, Subiaco, WA, 6008	Delaware
Strata Energy Inc.	Unit 17, 100 Railway Road, Subiaco, WA, 6008	Delaware
Peninsula Uranium Limited	Unit 17, 100 Railway Road, Subiaco, WA, 6008	United Kingdom

SCHEDULE 2

NOTICE DETAILS

Borrower	Peninsula Energy Limited

Address	Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008

Attention	The Company Secretary

Fax	+61 8 9381 5064

Guarantor	P.M. Prospecting Pty Ltd ABN 22 116 293 184

Address	Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008

Attention	The Company Secretary

Fax	+61 8 9381 5064

Guarantor	P.M. Energy Pty Ltd ACN 120 462 919

Address	Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008

Attention	The Company Secretary

Fax	+61 8 9381 5064

Guarantor	Peninsula USA Holdings Inc

Address	Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008

Attention	The Company Secretary

Fax	+61 8 9381 5064

Guarantor	Strata Energy Inc

Address	Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008

Attention	The Company Secretary

Fax	+61 8 9381 5064

Guarantor	Peninsula Uranium Limited

Address	Unit 17, Level 2, 100 Railway Road, Subiaco WA 6008

Attention	The Company Secretary

Fax	+61 8 9381 5064

Lender	Pala Investments Limited

Address	12 Castle St, Jersey, JE2 3RT

Attention	General Counsel

Fax	+44 15 34 63 98 70

SCHEDULE 3

FUNDING NOTICE

Funding Notice

To:	[Name of Lender] (Lender)

Attention:	General Counsel

We refer to the convertible bridge loan agreement between Peninsula Energy Limited and Pala Investments Limited dated on or about [          ](Convertible Bridge Loan Agreement). Expressions defined in the Convertible Bridge Loan Agreement have the same meaning when used in this Funding Notice.

Under the Convertible Bridge Loan Agreement:

(a)	we give you notice that we wish to draw under the Loan on [ ];

(b)	the aggregate amount to be drawn is US$5,370,000 and paid into the following account:

[Insert bank account details of Borrower, including swift code and BSB]

(c)	the proceeds of the Loan are to be used in accordance with clause 2.3 of the Convertible Bridge Loan Agreement;

(d)	we represent and warrant that no Event of Default is subsisting or will result from the provision of the Loan; and

(e)	as at the date of this certificate, each representation and warranty in the Convertible Bridge Loan Agreement is true, correct and not misleading.

Signature of Officer

Name of Officer

SCHEDULE 4

INTERCREDITOR PRINCIPLES

The Intercreditor Agreement – Investec will be consistent with the following principles:

1.	There will be no repayment of principal amounts owing under this agreement or the RCF Loan Agreement (collectively referred to as the Bridge Loan) for so long as any amounts remain outstanding under the Senior Facility Agreement, and until the Senior Lender has confirmed to the Security Trustee acting on behalf of the Lender and RCF (collectively the Junior Lenders) that all amounts owing under the Senior Facility Agreement have been fully and finally received, provided that if the Junior Lenders can demonstrate to the satisfaction of the Senior Lender (acting reasonably) that the repayment of any or all of the Bridge Loan would not be reasonably likely to have a Material Adverse Effect (as defined in the Senior Facility Agreement) then the Senior Lender will consent to the Borrower making that repayment of the Bridge Loan.

2.	Notwithstanding paragraph 1, the Bridge Loan may be reduced and/or repaid in full by the issue of Shares in favour of the Junior Lenders, provided the Senior Lender is notified of the amount which is taken to be repaid by the issue of Shares.

3.	Scheduled interest under the Bridge Loan may be paid to the Junior Lenders, provided that before each interest payment is made, the Senior Lender confirms to the Security Trustee that:

(a)	all amounts which are owing to the Senior Lender and have fallen due for payment under the Senior Facility have been fully and finally received by the Senior Lender, and

(b)	there is no outstanding Event of Default, Potential Event of Default or Review Event (however defined) under the Senior Finance Documents.

4.	The Junior Lenders cannot take any steps to enforce the Security, accelerate repayment of moneys owing under the Bridge Loan, or issue any proceedings with a view to winding up the Borrower or appointing an administrator, receiver and manager or similar officer, in each case while any amounts remain outstanding to the Senior Lender under the Senior Facility, without the prior written consent of Senior Lender. For the avoidance of doubt, the Junior Lender may call (but not enforce) an Event of Default and accrue (but not receive) default interest, and may exercise other rights including inspection of assets and records and obtaining, reviewing and receiving information and notices. Notwithstanding the preceding sentences, the Junior Lenders can enforce their security at any time if the Senior Lender has confirmed to the Security Trustee acting on behalf of the Junior Lenders that all amounts payable to the Senior Lender under the Senior Facility have been fully and finally received by the Senior Lender.

5.	If the Senior Lender enforces its security package and identifies one or more purchasers for the assets which are the subject of the security forming part of the Senior Finance Documents, the Junior Lenders rights under the Security Documents and the Security Trust Deed will be disregarded to the extent required to enable the Senior Lender to complete the sale of the relevant assets. If the Security Trustee enforces its security package and recovers amounts in excess of the aggregate amount owing to the Senior Lender under the Senior Facility, the Security Trustee will pay such excess amount to the Junior Lenders. As and when all amounts have been fully and finally paid to the Senior Lender in full under the Senior Facility, the Senior Lender will resign as security trustee and a new security trustee nominated by the Lenders will be appointed.

6.	If an event of default has occurred under the Senior Facility or the Bridge Loan, then either the Senior Lender or the Junior Lenders (in their Proportionate Share or either of them if only one wishes to do so) shall be entitled to purchase each other's debt at par, provided the purchase is completed within 5 Business Days (or such other period as the parties may agree) of the Senior Lender and/or the Security Trustee acting on behalf of the Junior Lenders notifying the other of the existence of such event of default.

7.	Neither the Senior Lender nor the Junior Lenders can assign or transfer any interest in their loans to a third party (other than, in the case of the Senior Lender, other members of the Senior Lender Group) without providing each other a first right of refusal to match such proposed assignment on the same terms.

8.	Notwithstanding the restrictions on incurring Financial Indebtedness in the Senior Facility Agreement, this agreement and the RCF Loan Agreement, the Junior Lenders consent to the Senior Lender providing further financial accommodation to the Borrower; provided that:

(a)	the amount of such further financial accommodation does not exceed US$2,500,000;

(b)	the terms of such further financial accommodation are consistent with the Senior Facility Agreement or are otherwise approved by the Lender and RCF, each acting reasonably; and

(c)	such additional financial accommodation is not provided after the date of this agreement and prior to satisfaction of the Conditions Subsequent in accordance with clause 3.3 of this agreement.

For the avoidance of doubt, this does not prevent the Senior Lender from incurring or recovering from the Borrower and the Guarantors, any costs or expenses which are incurred by the Senior Lender under the Senior Facility, including an enforcement scenario.

9.	The Junior Lenders cannot make any material change to the Bridge Loan (including without limitation in respect of the principal amount of the Bridge Loan, the maturity date and the amount of interest payable on the Bridge Loan) without the prior written consent of the Senior Lender not to be unreasonably withheld or delayed.

SCHEDULE 5

VERIFICATION CERTIFICATES

PART A: AUSTRALIAN OBLIGORS

To:	[Name and address of the Financier] (“Financier”)

Attention:	[Insert]

[Date]
[Note: Must be a date no earlier than 5 Business Days before the drawing of the Loan.]

Verification Certificate – Convertible Bridge Loan Agreement between Peninsula Energy Limited and Pala Investments Limited dated [           ] (“Facility Agreement”)

We, #insert names# are #directors / a director and company secretary# of each Australian Obligor. We refer to the Facility Agreement.

The “Definitions and interpretation” clause of the Facility Agreement applies to this certificate as if it was fully set out in the certificate.

We certify as follows:

1	Attached to this certificate are complete copies of the following documents:

(a)	The certificate of registration of each Australian Obligor and the constitution of each Australian Obligor.

(b)	An extract of the minutes of a properly convened and held meeting of the board of directors of each Obligor held on #insert date#, showing properly passed resolutions:

(i)	authorising the Obligor to enter into and deliver the Transaction Documents to which it is a party, to comply with its obligations under them and to allow them to be enforced; and

(ii)	appointing authorised Officers of the Obligor; and

(iii)	which acknowledge that the Obligor benefits by entering into the Transaction Documents to which it is a party; and

(iv)	which acknowledge that the directors are acting for a proper purpose; and

(v)	which acknowledge that the Obligor was solvent and there were reasonable grounds to expect that the Obligor would continue to be solvent after executing, and complying with its obligations under, the Transaction Documents.

2	Each document attached to this certificate is correct and not misleading in any material respect (including by omission) and is in full force and effect as at a date no earlier than the date of this certificate.

4	No Authorisations (other than those attached to this certificate) are required for the Obligor to enter into the Transaction Documents to which it is a party, to comply with its obligations under them and to allow them to be enforced.

5	The Obligor is not Insolvent. Entry into the Transaction Documents and compliance with obligations under them has not contravened and will not contravene Chapter 2E or Part 2J.3 of the Corporations Act.

6	There has been no change in its financial position (or if it is required to prepare consolidated financial statements, that there has been no change in the financial position of the consolidated entity constituted by it and the entities it is required to include in the consolidated financial statements) since the date to which its Financial Report last given to the Finance Parties was prepared which has had, or is likely to have, a Material Adverse Effect

7	Below are the signatures of each authorised Officer of the Obligor and of each other person who is authorised to sign and deliver a Transaction Document for the Obligor:

Name	Position Held	Signature

[insert name]	[insert position]

__________________________
[Name of person] being
a Director of
[Name of Obligor]

__________________________
[Name of person] being
a [Director/Company Secretary] of
[Name of Obligor]

PART B – UK GUARANTOR

To:	[Name and address of the Financier] (“Financier”)

Attention:	[Insert]

[Date]

[Note: Must be a date no earlier than 5 Business Days before the drawing of the Loan.]

Verification Certificate – Convertible Bridge Loan Agreement between Peninsula Energy Limited and Pala Investments Limited dated [ ] (“Facility Agreement”)

We, [#insert names#] are #directors / a director and company secretary# of Peninsula Uranium Limited ("PUL"). We refer to the Facility Agreement.

The “Definitions and interpretation” clause of the Facility Agreement applies to this certificate as if it was fully set out in the certificate.

We certify as follows:

1	Attached to this certificate are true, complete and up-to date copies of the following documents:

(a)	the certificate of incorporation (and any certificate of incorporation on change of name) of PUL and the memorandum of association and articles of incorporation of PUL;

(b)	the minutes of a properly convened and held meeting of the board of directors of PUL held on [#insert date#] (including the resolutions passed at that meeting):

(i)	approving and authorising the execution, delivery and performance of each Transaction Document to which it is to be a party on the terms and conditions of those documents;

(ii)	showing that the relevant board meeting was quorate, that due consideration was given by all the relevant directors present of PUL's liabilities arising under those documents and that all declarations of interest required in connection with any Transaction Document to which it is to be a party were made;

(iii)	showing that in considering the transactions contemplated by the Transaction Documents to which PUL is party, the relevant meeting had regard (among other matters) to the factors referred to in section 172(1) of the Companies Act 2006 in each case insofar as they considered such factors likely to be affected by or otherwise relevant to those transactions;

(d)	resolving that the transactions contemplated by the Transaction Documents to which PUL is party would be most likely to promote the success of PUL for the benefit of its members as a whole; and

(e)	authorising any director whose name and specimen signature is set out in those minutes and below in paragraph 6 to sign or otherwise attest the execution of those documents and any other documents to be executed or delivered pursuant to those documents;

(d)	a resolution signed by the Borrower, as the holder of the entire issued shares in PUL, approving the terms of, and the transactions contemplated by, the Transaction Documents to which PUL is a party;

(e)	each other Authorisation necessary for PUL to enter into the Transaction Documents to which it is a party, to comply with its obligations under them and to allow them to be enforced; [and]

(#)	[Each power of attorney under which a person signs a Transaction Document for PUL showing evidence of stamping and registration].

2	Each document attached to this certificate is correct and not misleading in any material respect (including by omission) and is in full force and effect as at a date no earlier than the date of this certificate.

3	No Authorisations (other than those attached to this certificate) are required for PUL to enter into the Transaction Documents to which it is a party, to comply with its obligations under them and to allow them to be enforced.

4	PUL is not Insolvent.

5	There has been no change in its financial position (or if it is required to prepare consolidated financial statements, that there has been no change in the financial position of the consolidated entity constituted by it and the entities it is required to include in the consolidated financial statements) since the date to which its Financial Report last given to the Finance Parties was prepared which has had, or is likely to have, a Material Adverse Effect

6	Below are the signatures of each authorised Officer of PUL and of each other person who is authorised to sign and deliver a Transaction Document PUL:

Name	Position Held	Signature

[insert name]	[insert position]

__________________________
[Name of person] being
a Director of
Peninsula Uranium Limited

__________________________
[Name of person] being
a [Director/Company Secretary] of
Peninsula Uranium Limited

PART C - US GUARANTORS

To:	[Name and address of the Financier] (“Financier”)

Attention:	[Insert]

[Date]
[Note: Must be a date no earlier than 5 Business Days before the drawing of the Loan.]

Verification Certificate – Convertible Bridge Loan Agreement between Peninsula Energy Limited and Pala Investments Limited dated [ ] (“Facility Agreement”)

I, ______________, am the Secretary of [Peninsula USA Holdings Inc. / Strata Energy, Inc.] (the “Company”). We refer to the Facility Agreement.

The “Definitions and interpretation” clause of the Facility Agreement applies to this certificate as if it was fully set out in the certificate.

I certify as follows:

1.	A properly noticed and convened meeting of the board of directors of the Company was held on December __, 2015 (including the resolutions passed at that meeting) during which the board of directors:

(a)	approved and authored the execution, delivery and performance of each Transaction Document to which it is to be a party on the terms and conditions of those documents;

(b)	with a quorum present, gave due consideration (by all directors present) of the Company’s liabilities arising under any Transaction Document and that all declarations of interest required in connection with any Transaction Document to which it is to be a party were made;

(c)	considered the transactions contemplated by the Transaction Documents to which the Company is party in the relevant meeting of the board of directors, pursuant to Delaware General Corporations Law, Title 8, Section 142(a) (8 Del. C. § 142(a)), and considered such factors likely to be affected by or otherwise relevant to those transactions with due care, in good faith and without of conflicts of interest;

(d)	resolved that the transactions contemplated by the Transaction Documents to which the Company is party would be most likely to promote the success of the Company for the benefit of its members as a whole; and

(e)	authorized any director whose name and specimen signature is set out below in paragraph 7 to sign or otherwise attest the execution of those documents and any other documents to be executed or delivered pursuant to those documents.

2	Attached to this certificate are true, complete and up-to date copies of the following documents:

(a)	the certificate of incorporation (and any amendments thereto) of the Company and the bylaws of the Company;

(b)	a resolution signed by the Borrower, as the holder of the entire issued shares in the Company, approving the terms of, and the transactions contemplated by, the Transaction Documents to which the Company is a party; and

(c)	each other Authorisation necessary for the Company to enter into the Transaction Documents to which it is a party, to comply with its obligations under them and to allow them to be enforced.

2	Each document attached to this certificate is correct and not misleading in any material respect (including by omission) and is in full force and effect as at a date no earlier than the date of this certificate.

3	No Authorisations (other than those attached to this certificate) are required for the Company to enter into the Transaction Documents to which it is a party, to comply with its obligations under them and to allow them to be enforced.

4	The Company is not Insolvent.

5	There has been no change in its financial position (or if it is required to prepare consolidated financial statements, that there has been no change in the financial position of the consolidated entity constituted by it and the entities it is required to include in the consolidated financial statements) since the date to which its Financial Report last given to the Finance Parties was prepared which has had, or is likely to have, a Material Adverse Effect.

6	Below are the signatures of each authorised Officer of the Company and of each other person who is authorised to sign and deliver a Transaction Document for the Company:

Name	Position Held	Signature
[insert name]	[insert position]

[Name of person]
Being the Secretary of
[Peninsula USA Holdings Inc.
/ Strata Energy Inc.]

ATTEST:

[Name of person]
Being a Director of
[Peninsula USA Holdings Inc. /
Strata Energy Inc.]

SCHEDULE 6

FORM OF CERTIFICATE

The Convertible Notes covered hereby have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to or for the benefit of United States persons, except pursuant to an applicable exemption from registration.

PENINSULA ENERGY LIMITED ACN: 062 409 303

Certificate number:[ • ]	Issue Date:[ • ] Maturity Date:[ • ]	Face Value:[ • ]

We refer to the Convertible Bridge Loan Agreement between Peninsula Energy Limited (the Company) and Pala Investments Limited (Pala) dated[ • ] (Convertible Bridge Loan Agreement). Capitalised terms used but not defined in this notice have the meanings given in the Convertible Bridge Loan Agreement.

This is to certify that Pala is the registered holder of a Convertible Note with a Face Value set out above plus interest accruing in accordance with the Convertible Bridge Loan Agreement. The Convertible Note is convertible into Shares in the Company in accordance with the Convertible Bridge Loan Agreement. The terms of the Convertible Note as set out in clause 6 of the Convertible Bridge Loan Agreement are deemed to be included or endorsed on this certificate.

The Convertible Note is issued with the benefit of, and subject to the terms and conditions set out in, the Convertible Bridge Loan Agreement. The Convertible Note is fully transferable in accordance with the provisions of the Convertible Bridge Loan Agreement providing for assignment of the Loan by the Lender.

This Certificate must be returned to the Company for cancellation on conversion in accordance with the Convertible Bridge Loan Agreement and in the case of a conversion of less than the Total Convertible Amount the Company must issue a replacement Certificate for the portion not converted. If the Certificate is not cancelled on or before the Maturity Date, it must be returned to the Company on the Maturity Date.

This certificate and the Convertible Note is governed by the laws of Western Australia, Australia.

DATED:[ • ]

EXECUTED by PENINSULA ENERGY	)
LIMITED in accordance with section 127 of	)
the Corporations Act 2001 (Cth):	)

Signature of director	Signature of director/company secretary

Name of director	Name of director/company secretary

SCHEDULE 7

FORM OF CONVERSION NOTICE

TO:	PENINSULA ENERGY LIMITED (the Company)
FROM: [ ], as Lender

Date: [ ], the Conversion Notice Date

PENINSULA ENERGY LIMITED – US$5,370,000 Convertible Bridge Loan Agreement dated [ ] (the Convertible Bridge Loan Agreement)

1.	We refer to the Convertible Bridge Loan Agreement and the Convertible Note. This is a Conversion Notice.

2.	Terms defined in the Convertible Bridge Loan Agreement have the same meaning when used in this Conversion Notice.

3.	We wish to discharge [all / part of] our entitlement to an interest payment [and/or] participation in the principal amount outstanding under the Loan in exchange for Shares on the following terms:

(a)	Loan Conversion Amount:	[	]

(b)	Interest Conversion Amount:	[	]

(c)	Conversion Date:	[	]

(d)	Loan Conversion Price:	[	]

(e)	Interest Conversion Price:	[	]

(f)	Loan Conversion Shares:	[	]

(g)	Interest Conversion Shares:	[	]

(h)	Transferee:	[	]

Date[ • ]

Name:
Authorised signatory for the Lender

SIGNATORIES

Borrower

EXECUTED by PENINSULA ENERGY	)
LIMITED in accordance with section 127 of	)
the Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary

Name of director		Name of director/company secretary

Guarantors

EXECUTED by PM PROSPECTING PTY	)
LTD in accordance with section 127 of the	)

Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary

Name of director		Name of director/company secretary
EXECUTED by PM ENERGY PTY LTD in	)
accordance with section 127 of the Corporations	)
Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary

Name of director		Name of director/company secretary

STRATA ENERGY, INC.,
a Delaware Corporation

By:
Its

PENINSULA USA HOLDINGS, INC.,
a Delaware Corporation

By:

Executed by PENINSULA URANIUM LIMITED
acting by and
Director

Director / Secretary

Lender

Signed by
Pala Investments Limited
by

sign here
➔
Authorised signatory

print
name